Tempur Sealy International Issues 2024 Corporate Social Values Report

LEXINGTON, KY, January 10, 2024 – Tempur Sealy International, Inc. (NYSE: TPX, “Company” or “Tempur Sealy”) today issued its 2024 Corporate Social Values Report.

Tempur Sealy Chairman and CEO Scott Thompson said, "We are pleased to share our annual Corporate Social Values Report as it highlights our steadfast commitment to protect and improve our communities and the environment. While there are many updates in this report, our most important beliefs remain the same, including our core value of Doing The Right Thing. We know that when we invest in a socially responsible and sustainable future for our organization and our world, we strengthen and fortify our business. Our Board of Directors and executive management team believe that our focus on ESG initiatives unlocks shareholder value and contributes to our long-term growth."

The Company's progress on its ESG initiatives in the twelve months ended September 30, 2023 includes the following highlights:

Environment
a.Achieved zero waste to landfill status at our Canadian and Mexican manufacturing operations and maintained our zero waste to landfill status at our U.S. and European manufacturing operations
b.Achieved zero waste to landfill at 75% of our corporate offices and R&D labs, in line with our goal to achieve zero landfill waste at our corporate offices and R&D labs by 2025
c.Progressed towards our goal of achieving carbon neutrality by 2040 through reducing greenhouse gas emissions at our wholly owned manufacturing and logistics operations by 4%* compared to the prior year
d.Summarized and published our approach to comprehensive chemical supply management in a Chemical Safety Policy

Purpose
a.Continued to bring industry-leading innovation to market that provides consumers with access to higher quality sleep at a variety of price points, including the new U.S. product launches of TEMPUR-Breeze®, TEMPUR-Ergo® Smart Base, and Stearns & Foster®, and the new international launches of TEMPUR® products
b.Contributed over $800,000 through the Tempur Sealy Foundation and donated more than 12,100 mattresses worth approximately $16.9 million, bringing our ten-year donation total to over $100 million

People
a.Increased transparency and expanded disclosures around Employee Health & Safety, Ethics Line, and Employee Satisfaction & Engagement
b.Embedded ESG performance as a factor in executive leadership’s 2023 compensation program

To view the full 2024 Corporate Social Values Report and the new Chemical Safety Policy, please refer to the Tempur Sealy Investor website, http://investor.tempursealy.com/.

*This excludes the impact of new facilities opened in the twelve-month period ended September 30, 2023. Including the impact of new facilities, we reduced greenhouse gas emissions at our wholly owned manufacturing and logistics operation by 1% compared to the prior year.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "goal," "commitment," "plans," "intends," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding its sustainability initiatives. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

About the Company

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor, and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our 700+ Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com